Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

INVENTRUST PROPERTIES CORP.

AND

HIGHLANDS REIT, INC.

DATED AS OF APRIL 28, 2016

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (the “Agreement”) is entered into as of April 28, 2016, by and between InvenTrust Properties Corp., a Maryland corporation (“InvenTrust”), and Highlands REIT, Inc., a Maryland corporation (“Highlands”), each a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, Highlands is and prior to the Distribution will be a wholly owned subsidiary of InvenTrust;

WHEREAS, the board of directors of InvenTrust has determined that it is advisable and in the best interests of InvenTrust to establish Highlands as an independent company;

WHEREAS, to effect this separation, the Parties have entered into that certain Separation and Distribution Agreement dated as of April 14, 2016 (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, InvenTrust and Highlands are entering into this Agreement for the purpose of allocating between and among them certain assets, Liabilities and responsibilities with respect to certain (i) employees, (ii) compensation and benefit plans, programs and arrangements, and (iii) other employee-related matters.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following capitalized terms shall have the meanings set forth below when used in this Agreement:

“Accrued PTO” means, with respect to an InvenTrust Employee or a Highlands Employee, such individual’s accrued vacation, paid-time-off and sick time, if any.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, InvenTrust shall be deemed not to be an Affiliate of Highlands or any of its Subsidiaries, and Highlands shall be deemed not to be an Affiliate of InvenTrust or any of its Subsidiaries (other than Highlands and the Highlands Subsidiaries).

“Agreement” shall have the meaning set forth in the preamble to this Agreement and includes all Exhibits attached hereto or delivered pursuant hereto.

“Ancillary Agreements” shall have the meaning provided in the Separation Agreement.

“Benefit Plan” shall mean any compensation and/or benefit plan, program, arrangement, agreement or other commitment that is sponsored, maintained, entered into or contributed to by an entity or with respect to which such entity otherwise has any liability or obligation, whether fixed or contingent, including each such (i) employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, sales incentive, commission, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement or other commitment, (ii) stock option, restricted stock, restricted stock unit, share unit, performance stock, stock appreciation, stock purchase, deferred stock or other compensatory equity or equity-based plan, program, arrangement, agreement or other commitment, (iii) savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, tuition, vacation, relocation, paid-time-off, other fringe benefit and other employee compensation plan, program, arrangement, agreement or other commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Distribution” shall have the meaning provided in the Separation Agreement.

“Distribution Date” shall mean the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of InvenTrust, in its sole and absolute discretion.

“DOL” shall mean the U.S. Department of Labor.

“Effective Time” shall have the meaning provided in the Separation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Force Majeure” has the meaning set forth in Section 10.19.

“Former InvenTrust Employee” shall mean any employee, consultant, director or other service provider who provides or provided services primarily for the benefit of any InvenTrust Entity and who (A) terminates or has terminated his or her employment or other service relationship with any InvenTrust Entity at any time, including any such individual who terminated employment or service prior to the Effective Time, and (B) the Parties determine to be a Former InvenTrust Employee. For the avoidance of doubt, any transfer of employment or other service relationship between the InvenTrust Entities and/or the Highlands Entities in connection with the Distribution shall not constitute a termination of employment or other service relationship for purposes of this definition. To the extent such designation is not readily made, the Parties agree to negotiate in good faith to agree upon a designation as a Former InvenTrust Employee or a Former Highlands Employee.

“Former Highlands Employee” shall mean any employee, consultant, director or other service provider who provides or provided services primarily for the benefit of any Highlands Entity and who (A) terminates or has terminated his or her employment or other service relationship with any Highlands Entity or any InvenTrust Entity at any time, including any such individual who terminated employment or service prior to the Effective Time, and (B) whom the Parties determine to be a Former Highlands Employee. For the avoidance of doubt, any transfer of employment or other service relationship between InvenTrust Entities and/or Highlands Entities in connection with the Distribution shall not constitute a termination of employment or other service relationship for purposes of this definition. To the extent such designation is not readily made, the Parties agree to negotiate in good faith to agree upon a designation as a Former InvenTrust Employee or a Former Highlands Employee.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Highlands” shall have the meaning provided in the preamble to this Agreement.

“Highlands 401(k) Plan” shall have the meaning provided in Section 4.1.

“Highlands Benefit Plan” shall mean (A) each Benefit Plan (i) that is not an InvenTrust Benefit Plan, (ii) which is sponsored, maintained, entered into or contributed to by any Highlands Entity, and (iii) under which more than one service provider is eligible to receive compensation and/or benefits, including the Highlands 401(k) Plan, the Highlands Equity Plan, the Highlands Cafeteria Plan and the Highlands Health and Welfare Plans, and (B) each Benefit Plan set forth on Exhibit A hereto.

“Highlands Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code), including any health flexible spending account or dependent care plan, maintained by any Highlands Entity.

“Highlands Employee” shall mean each employee, consultant, director and other service provider who provides services primarily for the benefit of any Highlands Entity and who, following the Effective Time, remains employed by or in service with any Highlands Entity, including any such active employees and any such employees on approved leaves of absence.

“Highlands Entities” means Highlands and each Highlands Subsidiary (each, a “Highlands Entity”).

“Highlands Equity Plans” means the Highlands REIT, Inc. 2016 Incentive Award Plan and any other stock option or equity incentive compensation plan or arrangement maintained by any Highlands Entity on or after the Distribution for the benefit of employees, consultants, directors and/or other service providers of any Highlands Entity.

“Highlands Health and Welfare Plans” shall have the meaning provided in Section 5.1.

“Highlands Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any Highlands Entity, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“Highlands Participant” shall mean any individual who is or becomes (i) a Highlands Employee who is eligible to participate in one or more Highlands Benefit Plan, (ii) a Former Highlands Employee who remains entitled to payments, benefits and/or participation under any Highlands Benefit Plan, or (iii) a beneficiary, dependent or alternate payee of any of the foregoing, in each case, beginning on the first date that such individual qualifies as a Highlands Participant in accordance with any of the foregoing.

“Highlands Subsidiaries” shall have such meaning as provided in the Separation Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“InvenTrust” shall have the meaning provided in the preamble to this Agreement.

“InvenTrust 401(k) Plan” shall mean the InvenTrust Properties Corp. Savings Plan.

“InvenTrust Benefit Plan” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any InvenTrust Entity, in any case, under which more than one service provider is eligible to receive compensation and/or benefits.

“InvenTrust Cash Incentive Plans” shall have the meaning provided in Section 6.1.

“InvenTrust Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code), including any health flexible spending account or dependent care plan, maintained by InvenTrust.

“InvenTrust Employee” shall mean each employee, consultant, director and other service provider who provides services primarily for the benefit of any InvenTrust Entity and who, following the Effective Time, remains employed by or in service with any InvenTrust Entity, including any such active employees and any such employees on approved leaves of absence.

“InvenTrust Entities” means InvenTrust and the Subsidiaries of InvenTrust other than Highlands and the Highlands Subsidiaries (each, an “InvenTrust Entity”).

“InvenTrust Equity Plans” shall mean the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan, the InvenTrust Properties Corp. 2015 Incentive Award Plan and any other stock option or equity incentive compensation plan or arrangement maintained by any InvenTrust Entity on or prior to the Distribution Date for the benefit of employees, consultants, directors and/or other service providers of any InvenTrust Entity.

“InvenTrust Health and Welfare Plans” shall mean, collectively, the plans listed on Exhibit B hereto.

“InvenTrust Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any InvenTrust Entity, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“InvenTrust Participant” shall mean any individual who, (i) prior to the Distribution Date, is eligible to participate in one or more InvenTrust Benefit Plan and has not become a Highlands Participant, and (ii) following the Distribution Date, is (A) an InvenTrust Employee who is eligible to participate in one or more InvenTrust Benefit Plan, (B) a Former InvenTrust Employee who remains entitled to payments, benefits and/or participation under any InvenTrust Benefit Plan, (C) a Former Highlands Employee who terminated employment or other service on or prior to the Distribution Date, to the extent such individual remains entitled to payments, benefits and/or participation under any InvenTrust Benefit Plan, or (D) a beneficiary, dependent or alternate payee of any of the foregoing. For the avoidance of doubt, “InvenTrust Participant” shall not include any individual who becomes a Highlands Participant (or any beneficiary, dependent or alternate payee thereof) once such individual becomes a Highlands Participant.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liability” and “Liabilities” shall have such meanings as provided in the Separation Agreement.

“Participating Company” shall mean, with respect to an InvenTrust Benefit Plan, any InvenTrust Entity and, prior to the Distribution, each Highlands Entity, in each case, that is a participating employer in such InvenTrust Benefit Plan.

“Party” or “Parties” shall have the meaning provided in the preamble to this Agreement.

“PEO” shall have the meaning provided in Section 10.8.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“RSU Award” shall mean any award of restricted stock units granted under the InvenTrust Properties Corp. 2015 Incentive Award Plan.

“Separation Agreement” shall have the meaning provided in the recitals to this Agreement.

“Share Unit Award” shall mean any award of share units granted under the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan.

“Subsidiary” shall mean, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Transactions” shall have such meaning as provided in the Separation Agreement.

“Workers’ Comp Liabilities” shall have the meaning provided in Section 5.6.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Post-Distribution Employment. Immediately after the Effective Time, by virtue of this Agreement and without further action by any Person, (a) each InvenTrust Employee shall continue to be employed or engaged at InvenTrust or such other InvenTrust Entity as employs or engages such InvenTrust Employee as of immediately prior to the Effective Time, and (b) each Highlands Employee shall continue to be employed or engaged at Highlands or such other Highlands Entity as employs or engages such Highlands Employee as of immediately prior to the Effective Time. The Parties shall cooperate to effectuate any transfers of employment contemplated by this Agreement, including transfers necessary to ensure that all InvenTrust Employees are employed or engaged at an InvenTrust Entity and all Highlands Employees are employed or engaged at a Highlands Entity, in each case, as of immediately prior to the Effective Time.

Section 2.2 No Termination/Severance; No Change in Control. No InvenTrust Employee or Highlands Employee shall (a) terminate employment or service or be deemed to terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan or otherwise, in connection with any of the foregoing. Except as otherwise expressly provided for in this Agreement, or in an InvenTrust Benefit Plan or Highlands Benefit Plan, neither the Distribution nor any other transaction(s) contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement shall constitute or be deemed to constitute a “change in/of control” or any similar corporate transaction impacting the vesting or payment of any amounts or benefits for purposes of any InvenTrust Benefit Plan or Highlands Benefit Plan.

Section 2.3 Termination of Highlands Participation in InvenTrust Benefit Plans; Liability for Benefit Plans and Individual Agreements.

(a) Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time, (i) Highlands and each other Highlands Entity shall cease to be a Participating Company in each InvenTrust Benefit Plan (to the extent any such Highlands Entity was such a Participating Company as of immediately prior to the Distribution), and (ii) each Highlands Participant shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any InvenTrust Benefit Plan (to the extent any such Highlands Participant so participated in any InvenTrust Benefit Plan as of immediately prior to the Distribution), and, in each case, InvenTrust and Highlands shall take all necessary action prior to the Effective Time to effectuate each such cessation.

(b) Effective as of the Effective Time, (A) InvenTrust and/or the other InvenTrust Entities shall be solely liable for, and no Highlands Entity shall have any obligation or Liability under, any InvenTrust Benefit Plan or InvenTrust Individual Agreement, and (B) Highlands and/or the other Highlands Entities shall be solely liable for, and no InvenTrust Entity shall have any obligation or Liability under, any Highlands Benefit Plan or any Highlands Individual Agreement.

Section 2.4 Employment Law Liabilities.

(a) Separate Employers. Subject to the provisions of ERISA and the Code, on and after the Distribution Date, each InvenTrust Entity shall be a separate and independent employer from each Highlands Entity.

(b) Employment Litigation. Except as otherwise expressly provided in this Agreement, (i) Highlands and/or the other Highlands Entities shall be solely liable for, and no InvenTrust Entity shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding Highlands Employees, prospective Highlands Employees and/or Former Highlands Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any InvenTrust Entity or Highlands Entity, whether the basis for such claims arose before, as of, or after the Effective Time, and (ii) InvenTrust and/or the other InvenTrust Entities shall be solely liable for, and no Highlands Entity shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding InvenTrust Employees, prospective InvenTrust Employees and/or Former InvenTrust Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any InvenTrust Entity or Highlands Entity, whether the basis for such claims arose before, as of, or after the Effective Time.

Section 2.5 Service Recognition.

(a) Pre-Distribution Service Credit. With respect to Highlands Participants, each Highlands Benefit Plan shall provide that all service, all compensation and all other benefit-affecting determinations (including with respect to vesting) that, as of immediately prior to the Effective Time, were recognized under a corresponding InvenTrust Benefit Plan (or would have been recognized under a corresponding InvenTrust Benefit Plan in which such Highlands Participant was eligible to participate immediately prior to the Effective Time, had such Highlands Participant actually participated in such corresponding InvenTrust Benefit Plan) shall, as of immediately after the Effective Time or any subsequent effective date for such Highlands Benefit Plan, receive full recognition, credit and validity and be taken into account under such Highlands Benefit Plan to the same extent as credit was (or would have been) recognized under such InvenTrust Benefit Plan, except (i) to the extent that duplication of benefits would result or (ii) for benefit accrual under any defined benefit pension plan.

(b) Post-Distribution Service Credit. Except to the extent required by applicable Law, (i) no InvenTrust Entity shall be obligated to recognize any service of a Highlands Employee after the Effective Time for any purpose under any InvenTrust Benefit Plan, and (ii) no Highlands Entity shall be obligated to recognize any service of an InvenTrust Employee after the Effective Time for any purpose under any Highlands Benefit Plan; provided, however, that nothing herein shall prohibit any InvenTrust Entity or any Highlands Entity from recognizing such service.

ARTICLE III

EQUITY PLANS

Section 3.1 Miscellaneous Terms. Neither the Distribution nor any transfer of employment between the InvenTrust Entities and the Highlands Entities in connection with the Distribution shall, in and of itself, constitute a termination of employment or service for any InvenTrust Employee or any Highlands Employee for purposes of any Share Unit Award or RSU Award, as applicable, held by such individual.

Section 3.2 No Accelerated Vesting. The Parties hereto acknowledge and agree that in no event shall the vesting of any Share Unit Award or RSU Award, in any case, accelerate solely by reason of the transactions or events contemplated by the Separation Agreement, this Agreement or an Ancillary Agreement or any transfer of employment between the InvenTrust Entities and the Highlands Entities.

Section 3.3 Liabilities under Equity Plans. InvenTrust (acting directly or through any InvenTrust Entity) shall be responsible for any and all Liabilities and other obligations with respect to the InvenTrust Equity Plans and all awards granted thereunder, and neither Highlands nor any Highlands Entity shall have any Liability with respect thereto. Highlands (acting directly or through any Highlands Entity) shall be responsible for any and all Liabilities and other obligations with respect to the Highlands Equity Plans and all awards granted thereunder, and neither InvenTrust nor any InvenTrust Entity shall have any Liability with respect thereto.

ARTICLE IV

TAX-QUALIFIED DEFINED CONTRIBUTION PLAN

Section 4.1 InvenTrust 401(k) Plan; Highlands 401(k) Plan. The Parties acknowledge and agree that, as of the Distribution Date, Highlands or another Highlands Entity has established or will establish a defined contribution plan and trust for the benefit of eligible Highlands Participants (the “Highlands 401(k) Plan”). Highlands shall be responsible for taking all necessary, reasonable and appropriate action to maintain and administer the Highlands 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust thereunder is exempt under Section 501(a) of the Code. Following the Effective Time, Highlands (acting directly or through any Highlands Entity) shall be responsible for any and all Liabilities and other obligations with respect to the Highlands 401(k) Plan, and InvenTrust (acting directly or through any InvenTrust Entity) shall be responsible for any and all Liabilities and other obligations with respect to the InvenTrust 401(k) Plan.

Section 4.2 Direct Rollovers to Highlands 401(k) Plan. Highlands shall cause the Highlands 401(k) Plan to accept, if properly elected by a Highlands Employee or eligible Former Highlands Employee, a direct rollover of all or a portion of such individual’s distribution from the InvenTrust 401(k) Plan (including plan loans) that constitutes an eligible rollover distribution pursuant to Code Section 402(c)(4), and InvenTrust shall make distributions (including plan loans) under the InvenTrust 401(k) Plan to Highlands Employees and eligible Former Highlands Employees in accordance with the terms of such plan and the applicable provisions of the Code.

Section 4.3 Cooperation. In connection with any plan distribution or direct rollover contemplated by this Article IV, InvenTrust and Highlands (each acting directly or through any InvenTrust Entity or the Highlands Entity, as applicable) shall cooperate in taking all such actions as may be necessary and appropriate to cause such distribution or direct rollover to take place as soon as practicable following the Distribution Date, subject to the terms and conditions of the Highlands 401(k) Plan and the InvenTrust 401(k) Plan and applicable law.

ARTICLE V

HEALTH AND WELFARE PLANS; WORKERS’ COMPENSATION

Section 5.1 Highlands Health and Welfare Plans. As of the Distribution Date, Highlands or one or more Highlands Subsidiaries maintains or will establish, or is a participating employer in or will become a participating employer in, certain health and welfare plans for the benefit of eligible employees of the Highlands Entities and their dependents and beneficiaries (the “Highlands Health and Welfare Plans”), each of which is anticipated to be in effect immediately following the Distribution. In addition, as of the Distribution Date, InvenTrust or one or more of the InvenTrust Entities maintains each of the health and welfare plans set forth on Exhibit B hereto (the “InvenTrust Health and Welfare Plans”).

Section 5.2 Cafeteria Plan. As soon as practicable following the Distribution Date and if and to the extent not effected prior to the Distribution Date, InvenTrust (acting directly or through any other InvenTrust Entity) shall, in accordance with Revenue Ruling 2002-32, cause the portion of the InvenTrust Cafeteria Plan applicable to the Highlands Participants to be segregated into a separate component and the account balances in such component to be transferred to the Highlands

Cafeteria Plan, which will include any health flexible spending account and dependent care plan. The Highlands Cafeteria Plan shall reimburse InvenTrust or the InvenTrust Cafeteria Plan to the extent amounts were paid by the InvenTrust Cafeteria Plan and not collected from the Highlands Cafeteria Plan and such amounts are subsequently collected by the Highlands Cafeteria Plan with respect to such Highlands Participant.

Section 5.3 COBRA and HIPAA.

(a) Highlands (acting directly or through any other Highlands Entity) and the Highlands Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to all Highlands Participants (and their respective dependents and beneficiaries), in each case, who experience a COBRA qualifying event on or after the first date on which such individual qualifies as a Highlands Participant. InvenTrust (acting directly or through any other InvenTrust Entity) and the InvenTrust Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to each individual who is an InvenTrust Participant (or a dependent or beneficiary thereof) at the time such individual experiences a COBRA qualifying event, provided that Highlands shall reimburse InvenTrust to the extent of any Liability actually incurred by an InvenTrust Entity with respect thereto relating to an InvenTrust Participant who is a Former Highlands Employee. Neither the consummation of the Distribution, any transfer of employment contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement shall constitute a COBRA qualifying event for purposes of COBRA with respect to any InvenTrust Participant or any Highlands Participant (or any dependent or beneficiary thereof).

(b) Highlands (acting directly or through any other Highlands Entity) shall be responsible for compliance with any certificate of creditable coverage or other applicable requirements of HIPAA or Medicare applicable to the Highlands Health and Welfare Plans with respect to Highlands Participants. InvenTrust (acting directly or through any other InvenTrust Entity) shall be responsible for compliance with any certificate of creditable coverage or other applicable requirements of HIPAA or Medicare applicable to the InvenTrust Health and Welfare Plans with respect to InvenTrust Participants.

Section 5.4 InvenTrust to Provide Information. To the extent permitted by Law, InvenTrust or the relevant InvenTrust Health and Welfare Plan shall provide to Highlands or the relevant Highlands Health and Welfare Plan (to the extent that relevant information is in InvenTrust’s possession) such data as may be necessary for Highlands to comply with its obligations hereunder, which may include the names of Highlands Participants who were participants in or otherwise entitled to benefits under the InvenTrust Health and Welfare Plans prior to the Distribution, together with each such individual’s service credit under such plans, information concerning each such individual’s current plan-year expenses incurred towards deductibles, out-of-pocket limits and co-payments, maximum benefit payments, and any benefit usage towards plan limits thereunder. InvenTrust shall, as soon as practicable after requested, provide Highlands with such additional information that is in InvenTrust’s possession (and not already in the possession of a Highlands Entity) as may be reasonably requested by Highlands and necessary to administer effectively any Highlands Health and Welfare Plan. InvenTrust and each Highlands Entity shall enter into such other agreements as are necessary to comply with this Section 5.4, including, but not limited to, any agreements required by HIPAA.

Section 5.5 Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, InvenTrust shall, with respect to Highlands Participants who participated in such InvenTrust Health and Welfare Plans, cause the InvenTrust Health and Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of Highlands Participants that are incurred prior to the termination of such Highlands Participants’ participation in the applicable InvenTrust Health and Welfare Plan, and Highlands shall cause the Highlands Health and Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of Highlands Participants that are incurred on or after enrollment of such Highlands Participants in the Highlands Health and Welfare Plans (it being understood that neither InvenTrust Health and Welfare Plans nor Highlands Health and Welfare Plans shall be responsible for any claims that arise following the claimant’s termination of participation in the applicable InvenTrust Health and Welfare Plan if the claimant does not validly enroll in an applicable Highlands Health and Welfare Plan).

(b) Short-Term and Long-Term Disability Benefits. For the avoidance of doubt, with respect to any Highlands Employee who becomes entitled to receive long-term or short-term disability benefits prior to the Effective Time, such Highlands Employee shall be transferred to, and shall receive any long-term or short-term disability benefits to which such Highlands Employee is entitled under, the Highlands Health and Welfare Plans as of the Effective Time in accordance with the terms of such plans.

(c) Incurred Claim Definition. For purposes of this Article V, a claim or Liability shall generally be deemed to be incurred (i) with respect to medical, dental, vision, and/or prescription drug benefits, on the date that the health services giving rise to such claim or Liability are rendered or performed and not when such claim is made; provided, however that with respect to a period of continuous hospitalization, a claim is incurred upon the first date of such hospitalization and not on the date that such services are performed and (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability.

(d) Accrued Paid-Time-Off. On the Distribution Date (or such later date as may be permitted by applicable law), InvenTrust shall (directly or through another InvenTrust Entity) pay to each Highlands Employee in a cash lump sum amount the full balance of such Highlands Employee’s Accrued PTO as of the Effective Time. Following the Effective Time, any paid-time-off accruals in respect of post-Distribution services (if any) shall be made in accordance with the terms and conditions of the post-Distribution employer’s applicable policies and programs (except to the extent otherwise provided in an applicable InvenTrust Individual Agreement or Highlands Individual Agreement).

Section 5.6 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an InvenTrust Employee or Former InvenTrust Employee that results from an accident occurring, or from an occupational disease which becomes manifest (collectively, “Workers’ Comp Liabilities”) before, as of or after the Effective Time, shall be retained by and be obligations of InvenTrust or its insurers. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a Highlands Employee or Former Highlands Employee that arises or manifests prior to the date on which such Highlands Employee or Former Highlands Employee was covered by an applicable workers’ compensation insurance program maintained by a Highlands Entity shall be obligations of InvenTrust and its insurers, provided that Highlands shall reimburse InvenTrust to the extent of any such Workers’ Comp Liability actually incurred by an InvenTrust Entity. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a Highlands Employee or Former Highlands Employee that arises or manifests on or after the date on which such Highlands Employee or Former Highlands Employee was covered under a workers’ compensation insurance program maintained by a Highlands Entity shall be obligations of Highlands and its insurers. For purposes of this Agreement, a compensable injury giving rise to a Workers’ Comp Liability shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. Each InvenTrust Entity and each Highlands Entity shall cooperate with respect to any notification to appropriate Governmental Authorities of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE VI

INCENTIVE COMPENSATION

Section 6.1 Highlands Cash Incentive Plans and Liabilities. Following the Effective Time, Highlands shall assume or retain, as applicable, responsibility for any and all payments, obligations and other Liabilities relating to any amounts that any Highlands Employee has either earned (if not payable by its terms prior to the Effective Time) or become eligible to earn, in either case, as of the Effective Time under any cash incentive, annual performance bonus, commission and similar cash plan or program maintained by InvenTrust in which one or more Highlands Employees is eligible to participate as of immediately prior to the Effective Time (the “InvenTrust Cash Incentive Plans”), and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due. InvenTrust shall have no Liability for any payments, obligations or other Liabilities relating to any Highlands Employee with respect to any InvenTrust Cash Incentive Plan after the Effective Time. Following the Effective Time, the Highlands Entities shall be solely responsible for, and no InvenTrust Entities shall have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities under any cash incentive, annual performance bonus, commission and similar cash plan or program maintained by Highlands, and shall fully perform, pay and discharge the forgoing if and when such payments, obligations and/or other Liabilities become due.

Section 6.2 InvenTrust Retention of Cash Incentive Liabilities. Following the Effective Time, the InvenTrust Entities shall be solely liable for, and no Highlands Entity shall have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities relating to any awards that any InvenTrust Employee has earned or is eligible to earn under the InvenTrust Cash Incentive Plans and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due.

ARTICLE VII

SEVERANCE AND RETENTION PLANS

Section 7.1 Highlands Severance and Retention Plans. As of the Effective Time, Highlands shall assume each of the InvenTrust Properties Corp. Non-Core Business Change in Control Severance Plan and the InvenTrust Properties Corp. Non-Core Business Retention Bonus Plan (the “Severance and Retention Plans”), shall assume responsibility for any and all payments, obligations and other Liabilities relating to any amounts payable thereunder, and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due. As of the Effective Time, InvenTrust shall have no Liability for any payments, obligations or other Liabilities with respect to the Severance and Retention Plans.

Section 7.2 InvenTrust Severance and Retention Plans. Following the Effective Time, the InvenTrust Entities shall be solely liable for, and no Highlands Entity shall have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities relating to amounts payable to any InvenTrust Employee under any severance or retention plan that constitutes an InvenTrust Benefit Plan, and the InvenTrust Entities shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due.

ARTICLE VIII

PAYROLL REPORTING AND WITHHOLDING

Section 8.1 Form W-2 Reporting. InvenTrust and Highlands shall, and shall cause the other InvenTrust Entities and the other Highlands Entities, respectively, to take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Effective Time. InvenTrust and Highlands shall, and shall cause the other InvenTrust Entities and the other Highlands Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Effective Time.

Section 8.2 Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with InvenTrust (or any other InvenTrust Entity) as of the Distribution Date for any Highlands Employee or Former Highlands Employee, Highlands (and any other employing Highlands Entity), as appropriate, shall honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was on file with InvenTrust as of immediately prior to the Distribution Date. InvenTrust shall, as soon as practicable after the Distribution Date, provide Highlands (and any other employing Highlands Entity), as appropriate, with such information in InvenTrust’s possession (and not already in the possession of a Highlands Entity) as may be reasonably requested by the Highlands Entities and necessary for the Highlands Entities to make the payroll deductions and payments to the authorized payee as required by this Section 8.2.

Section 8.3 Authorizations for Payroll Deductions. Unless otherwise prohibited by a Benefit Plan or by this Agreement or another Ancillary Agreement or by applicable Law, Highlands and the other Highlands Entities, as appropriate, shall honor payroll deduction authorizations attributable to any Highlands Employee that are in effect with any InvenTrust Entity on the Distribution Date relating to such Highlands Employee, and shall not require that such Highlands Employee submit a new authorization to the extent that the type of deduction by Highlands or any other Highlands Entity, as appropriate, does not differ from that made by the InvenTrust Entity. Such deduction types include: pre-tax (in accordance with Section 125 of the Code) contributions to any Highlands Benefit Plan, including any voluntary benefit plan; scheduled loan repayments to any Highlands Benefit Plan; and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Each Party shall, as soon as practicable after the Distribution Date, provide the other Party with such information in its possession as may be reasonably requested by the other Party and as necessary for that Party to honor the payroll deduction authorizations contemplated by this Section 8.3.

ARTICLE IX

INDEMNIFICATION

Section 9.1 General Indemnification. The indemnification rights and obligations of the Parties under this Agreement shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Business Associate Agreements. The Parties hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 10.2 Reasonable Efforts/Cooperation. Each Party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting Benefit Plans and/or Benefit Plan amendments. Without limiting the generality of the foregoing, each of the Parties shall reasonably cooperate in all respects with regard to all matters relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Except as expressly provided for in Article V, nothing in this Agreement shall (a) prohibit any Highlands Entity from amending, modifying or terminating any Highlands Benefit Plan or Highlands Individual Agreement at any time, subject to the terms and conditions thereof, or (b) prohibit any InvenTrust Entity from amending, modifying or terminating any InvenTrust Benefit Plan or any InvenTrust Individual Agreement at any time, subject to the terms and conditions thereof. In addition, nothing in this Agreement shall be interpreted as an amendment or other modification of any Benefit Plan.

Section 10.4 Effect on Employment. Without limiting any other provision of this Agreement, none of the Distribution or any actions taken in furtherance of the Distribution, whether under the Separation Agreement, this Agreement, any other Ancillary Agreement or otherwise, in any case, shall in and of itself cause any employee to be deemed to have incurred a termination of employment or service or, except as expressly provided in this Agreement, to entitle such individual to any payments or benefits under any Benefit Plan or otherwise. Furthermore, nothing in this Agreement is intended to or shall confer upon any InvenTrust Employee, Former InvenTrust Employee, Highlands Employee or Former Highlands Employee any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.5 Consent Of Third Parties. If any provision of this Agreement is dependent on the consent or action of any third party, the Parties hereto shall use their commercially reasonable efforts to obtain such consent or cause such action. If such consent is withheld or such action is not taken, the Parties hereto shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent or take action, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory alternative manner.

Section 10.6 Beneficiary Designation/Release Of Information/Right To Reimbursement. Without limiting any other provision hereof, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Highlands Participants under InvenTrust Benefit Plans and in effect immediately prior to the Effective Time shall be transferred to and be in full force and effect under the corresponding Highlands Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Highlands Participant.

Section 10.7 Compliance. As of the Distribution Date, Highlands (acting directly or through any Highlands Entity) shall be solely responsible for compliance under ERISA with respect to each Highlands Benefit Plan.

Section 10.8 Engagement of Professional Employer Organization. The Parties agree that for purposes of satisfying Highlands’ responsibilities and obligations with respect to any Highlands Benefit Plan under the Separation Agreement, this Agreement, any other Ancillary Agreement or otherwise, Highlands may, in its sole discretion, engage a professional employer organization or similar organization (a “PEO”). In the event that Highlands engages a PEO, Highlands may be in a co-employment relationship with the PEO, and to that extent some or all of the Highlands Employees may be in a separate employment relationship with each of Highlands and the PEO (which may be considered such Highland Employee’s employer of record for such purposes). Accordingly, the Parties acknowledge and agree that certain of Highlands’ responsibilities or obligations under the Separation Agreement, this Agreement, any other Ancillary Agreement or otherwise may be satisfied by the provision of services, employee benefit plans or benefits by the PEO and its affiliates; provided, however, that all obligations and Liabilities with respect thereto shall ultimately be obligations and Liabilities of Highlands, and not of InvenTrust or any other InvenTrust Entity.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Non-Occurrence of Distribution. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Effective Time, or otherwise in connection with the Separation, shall not be taken or occur, except to the extent otherwise determined by InvenTrust.

Section 11.2 Section 409A. Notwithstanding anything in this Agreement to the contrary, with respect to any compensation or benefits that may be subject to Section 409A of the Code and related Department of Treasury guidance thereunder, the Parties agree to negotiate in good faith regarding any treatment that differs from that otherwise provided herein to the extent necessary or appropriate to (a) exempt such compensation and benefits from Section 409A of the Code, (b) comply with the requirements of Section 409A of the Code, and/or (c) otherwise avoid the imposition of tax under Section 409A of the Code; provided, however, that this Section 11.2 does not create an obligation on the part of either Party to adopt any amendment, policy or procedure, to take any other action or to indemnify any Person for any failure to do any of the foregoing.

Section 11.3 Entire Agreement. This Agreement and the Exhibits referenced herein and attached hereto, as well as the Separation Agreement and any other agreements and documents referred to herein or therein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

Section 11.4 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 11.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.6 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be personally delivered, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address set forth below (or at such other street address as such Party may designate from time to time by written notice in accordance with this provision):

To InvenTrust:

InvenTrust Properties Corp.

2809 Butterfield Road

Oak Brook, Illinois 60523

Attention: Chief Executive Officer

To Highlands:

Highlands REIT, Inc.

332 S. Michigan Avenue, Ninth Floor

Chicago, Illinois 60604

Attention: Chief Executive Officer

Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or similar acknowledgment. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery.

(a) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is executed by a writing signed by an authorized representative of such Party. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other Party, thereafter, to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 11.7 Amendments. Subject to the terms of Sections 11.9, this Agreement may not be amended except by an agreement in writing signed by both Parties.

Section 11.8 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, no consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all of the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 11.9 Termination. Upon written notice, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of InvenTrust without the approval of any other Party. In the event of such termination, neither Party shall have any Liability any kind to the other Party.

Section 11.10 Performance. Each of InvenTrust with respect to the InvenTrust Entities and Highlands with respect to the Highlands Entities shall cause to be performed, and hereby guarantees the performance of, and all actions, agreements and obligations set forth in this Agreement by such Persons.

Section 11.11 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement. Without limiting the generality of the foregoing, in no event shall any InvenTrust Employee, Former InvenTrust Employee, InvenTrust Participant, Highlands Employee, Former Highlands Employee or Highlands Participant (or any dependent, beneficiary or alternate payee of any of the foregoing) have any third-party rights under this Agreement.

Section 11.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.13 Exhibits. The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.14 Governing Law. This Agreement, and the legal relations between the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction.

Section 11.15 Dispute Resolution. The provisions of Sections 10.1 – 10.5 of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

Section 11.16 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY A PARTY TO COMPEL THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN SECTION 11.15 OF THIS AGREEMENT AND ARTICLE X OF THE SEPARATION AGREEMENT AND THE ENFORCEMENT OF ANY AWARDS OR DECISION OBTAINED FROM SUCH ARBITRATION PROCEEDING, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 11.17 Specific Performance. Subject to the provisions of Sections 10.1 – 10.5 of the Separation Agreement, from and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, may be inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.18 Severability. If any term or other provision of this Agreement or the Exhibits attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.19 Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause. For purposes of this Agreement “Force Majeure” means with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

Section 11.20 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 11.21 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of InvenTrust or Highlands, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of InvenTrust or Highlands, as applicable, under this Agreement and, to the fullest extent legally permissible, each of InvenTrust, for itself and the InvenTrust Entities, and Highlands for itself and the Highlands Entities, and in each case, for their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

INVENTRUST PROPERTIES CORP.

By:	/s/ Scott W. Wilton
Name: Scott W. Wilton
Title: Executive Vice President — General Counsel and Secretary

HIGHLANDS REIT, INC.

By:	/s/ Richard Vance
Name: Richard Vance
Title: President and Chief Executive Officer